SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                SCHEDULE 14D-1/A
                                 AMENDMENT NO. 3
                             TENDER OFFER STATEMENT
       PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                        SIERRA PACIFIC DEVELOPMENT FUND,
                        A California Limited Partnership
                            (Name of Subject Company)
                                  -------------
                                 JOHN N. GALARDI
                                    (Bidder)
                                  -------------
                            LIMITED PARTNERSHIP UNITS
                         (Title of Class of Securities)
                                  -------------
                                       N/A
                      (CUSIP Number of Class of Securities)
                                  -------------
                               __________________
                                ________________

                                 HOWARD F. HART
                            HUGHES HUBBARD & REED LLP
                       350 SOUTH GRAND AVENUE, 36TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 613-2800

       (Name, Address and Telephone Number of Person Authorized to Receive
                 Notices and Communications on Behalf of Bidder)

                                October 27, 1997
     (Date Tender Offer First Published, Sent or Given to Security Holders)

Calculation of Filing Fee
--------------------------------------------------------------------------------
          Transaction Valuation*                  Amount of Filing Fee
--------------------------------------------------------------------------------
                 $550,000                             $110.00
--------------------------------------------------------------------------------
* Determined pursuant to Rule 0-11(b)(1). Assumes the purchase of 20,000 Units at $27.50 per Unit.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   $110.00 paid previously
Form or Registration No:  Schedule 13e-3 and Amendments No. 1 and 2 thereto
Filing Party:             John N. Galardi
Date Filed:               October 17, 1997, October 27, 1997, November 20, 1997

                      SCHEDULE 14D-1 TENDER OFFER STATEMENT


ITEM 10.  ADDITIONAL INFORMATION.

     (a) The information set forth under "Special Factors - Past Contracts, Transactions or Negotiations; Transactions and Agreements Concerning the Units" in Section 12 of the Offer to Purchase is incorporated herein by reference.

     (b) The information set forth under "Special Factors - Fairness of the Transaction; Reports, Opinions, Appraisals and Certain Negotiations; No Approvals Required; No Appraisal Rights" in Section 3 of the Offer to Purchase is incorporated herein by reference.

     (c) Not applicable.

     (d) Not applicable.

     (e) Not applicable.

     (f) The Offer has been extended to 5:00 p.m., Pacific time, on Monday, December 22, 1997. On December 1, 1997, the Offeror issued a press release announcing such extension. A copy of such press release has been filed as Exhibit (a)(1) to this Amendment No. 3 and is incorporated herein by reference in its entirety.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1) Text of the press release issued by the Offeror on December 1, 1997.

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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             JOHN N. GALARDI


                                             By:    JOHN N. GALARDI
                                                 ---------------------
                                                 Name: John N. Galardi

Dated: December 1, 1997

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

(a)(1)    Text of the press release issued by the Offeror on December 1, 1997.